                                                                   EXHIBIT 10.62

                                                                  EXECUTION COPY

                               EXECUTIVE AGREEMENT

         THIS EXECUTIVE AGREEMENT (this "Agreement") dated as of December 1, 2001, (the "Effective Date"), is made by and between Pac-West Telecomm, Inc., a California corporation (the "Company") and Wallace W. Griffin ("Executive"). Certain terms used herein and not otherwise defined herein have the meanings given to such terms in Section 13 hereof.

WHEREAS, as of the Effective Date the Company desires to secure Executive's continuing services to the Company on the terms described herein and Executive desires to provide such services to the Company on the terms described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A.       Provisions Relating to Employment.
         ---------------------------------

1.       Employment.  The Company shall employ Executive, and Executive hereby
         ----------
agrees to continue employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 4 below (the "Employment Period").

2.       Position and Duties.
         -------------------

         (a) During the first two (2) years of the Employment Period, Executive shall serve as the "Chief Executive Officer and Chairman of the Board" of the Company and shall have such duties, responsibilities and authority as shall be determined by the Company's Board of Directors.

         (b) Executive shall report to the Company's board of directors (the "Board") and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3.       Compensation and Benefits.
         -------------------------

         (a)  Base Salary.  During the first two (2) years of the Employment
              -----------
Period, Executive's base salary shall be $350,000 per annum or such higher rate as the Board in its sole discretion may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding and other customary deductions.

         (b)  Bonuses.  Executive shall be eligible to earn a bonus (the "Annual
              -------
Bonus") during the Employment Period in an amount to be determined prior to each fiscal year by the Board and Executive. The Annual Bonus shall be structured, as agreed upon by Executive and the Board in good faith, to provide for all or a portion of the Annual Bonus to be paid upon the achievement by the Company of certain separate specific objectives with such objectives generally designed to provide Executive with an Annual Bonus of 40% of the Base Salary in a normal year. The objectives shall be set at levels that are reasonable and achievable. The Annual Bonus may exceed 40% of the Base Salary as determined by the Board in its discretion. Such Annual Bonus shall be payable within 45 days following the end of each fiscal year during the Employment Period based upon the Company having achieved such specific objectives for such fiscal year determined by the Board and the Executive in good faith prior to such fiscal year and based upon the Executive's performance during such fiscal year.

         (c)  Benefits.
              --------

              (i) During the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit plans and programs for which senior executive employees of the Company are generally eligible (subject to the Company's right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs), which shall include, but shall not be limited to, health insurance, dental insurance and participation in the Company Executive Deferred Compensation Plan and Company's 401(k) plan. The Company shall match any contributions made by Executive to the Company's 401(k) plan to the extent consistent with the Company's past practice and the terms of such plan and to the extent consistent with applicable law.

              (ii) Due to the fact that Executive will be required to be on call continuously for emergency response and to travel extensively by vehicle on company business, during the Employment Period the Company shall provide to Executive the use of a reasonably priced car consistent with the Company's past practice for other senior executives. Such company car shall be available for Executive's use in a manner consistent with past practice for other senior executives. Executive acknowledges and agrees that the Company may report all or a portion of the cost of such car and its operation as additional compensation to Executive if the Company reasonably believes the same may be required by applicable law. The company agrees to transfer title of the car to Executive at the termination of employment for one dollar ($1.00).

              (iii) The Company will continue to provide a One Million Dollar ($1,000,000.00) life insurance policy on the Executive payable to his spouse or estate as specified. The Company shall use best efforts to transfer the policy to the Executive at the termination of this agreement at which time the Executive would assume responsibility for paying the insurance premiums.

              (iv) Executive shall be entitled to four (4) weeks of paid vacation during each year of the Employment Period, in addition to those legal holidays observed by Company. Vacation hereunder shall accrue from year to year based upon the Company's then current policy for all employees as established from time to time by the Board in its sole discretion.

              (v) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the terms of this Agreement and the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's general policies with respect to reporting and reasonable documentation of such expenses.

              (vi) The Company will provide a Country Club Membership of the Executive's choice in San Joaquin County, and will pay the dues and any assessments associated with such membership. Other charges in respect to this account will be reimbursed in accordance with the Company's expense reimbursement policy.

         (d)  Stock Options.  The Company hereby agrees to grant to Executive
              -------------
promptly after the Effective Date, refresher options to purchase three hundred seventy-two thousand eight hundred forty-seven (372,847) shares of the Company's Common stock on the terms as approved by the Board of Directors for senior officers of the Company on October 26, 2001 and thereafter modified by action of the Compensation Committee to shorten the vesting from four (4) years to three
(3) years. The terms of such stock options shall be contained in an option agreement issued pursuant to the 1999 Pac-West Telecomm, Inc. Stock Incentive Plan (the "Plan") as in effect as of the time of such grant. Notwithstanding any provision to the contrary, all of the options granted to Executive shall fully vest immediately upon termination of this agreement for any reason other than "cause" as defined in Section 13 of this Agreement.

4.       Term and Termination.
         --------------------

         (a) The Employment Period pursuant to this Agreement shall be for an initial term ending on November 30, 2003. The term of the Agreement and the Employment Period can be extended, at the option of the Company, for one additional one year term of full or part time service by Executive as transitional CEO (including possibility of a Co-CEO position) and active Board Chairman or just as active Board Chairman. The option shall be exercised by Company giving written notice delivered at least (30) thirty days prior to the effective termination date of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, expressed or implied, or Section 2924 of the California Labor Code or any similar provision of applicable law, the Employment Period pursuant to this Agreement shall terminate prior to the expiration of the initial or extended term upon (i) Executive's resignation for any reason (with such resignation being effective 30 days after notice thereof is delivered by Executive to the Company), (ii) Executive's death or Disability or (iii) termination of Executive's employment by the Company with or without Cause.

         (b) In the event Company exercises the option to extend this Agreement and the Employment Period for a third year, the Base Salary and bonus, if any, shall be as mutually agreed with all other benefits remaining in force.

         (c) In the event of a change of control of the Company, including, but not limited to, a corporate transaction as that term is defined in the Plan referred to at Section 3(d), above, the Executive shall have the option to terminate his employment as a deemed termination by the Company, entitling the Executive to immediate payment of all severance including any accrued but unpaid Annual Bonus and the COBRA rights referenced at Section 5, below.

5.       Severance.
         ---------

         (a) If the Employment Period is terminated by the Company without Cause, Executive shall be entitled to receive an amount equal to his Base Salary for a one-year period after such termination and (ii) payment by the Company of all health insurance premiums with respect to Executive's continuation coverage rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (i.e., "COBRA" payments), or any similar statute or regulation then in effect, for the one-year period after such termination or such shorter period until Executive obtains coverage under the medical plans of any subsequent employer or otherwise fails to be eligible for continuation coverage with respect to the Company's medical plans under COBRA (for purposes of this Agreement, collectively the "Severance Period"), so long as Executive has not breached and does not breach the provisions of any of paragraphs 6, 7, 8, 9, 10, or 12 below during the time period set forth therein or breached the provisions of any agreement referenced thereby.

         (b) If the Employment Period is terminated as a result of Executive's Disability, Executive and/or his estate or beneficiaries, as the case may be, shall be entitled to receive benefits under the Company's employee benefit programs as in effect on the date of such termination to the extent permitted thereunder and under applicable law and, in addition, shall be entitled to receive (i) an amount equal to Executive's Base Salary at the times set forth in this Agreement for the lesser of the terminated portion of the Employment Period or the one-year period after such termination of and (ii) the amount of any Annual Bonus otherwise payable to Executive pursuant to paragraph 3(b) above for the fiscal year in which Executive's employment is terminated, except that the amount of any such Annual Bonus otherwise payable pursuant to this paragraph 5(b) shall be pro rated on the basis of the number of days during such fiscal year that Executive was employed by the Company; provided that to the extent that the Company establishes and maintains disability insurance providing to Executive and/or his estate or beneficiaries, as the case may be, a disability income benefit, the Company shall be relieved on a dollar for dollar basis of its obligation to make such payments pursuant to this paragraph 5(b).

         (c) If the Employment Period is terminated as a result of Executive's death, Executive and/or his estate or beneficiaries, as the case may be, shall be entitled to receive benefits under the Company's employee benefit programs as in effect on the date of such termination to the extent permitted thereunder and under applicable law and, in addition, shall be entitled to receive the amount of any Annual Bonus otherwise payable to Executive pursuant to paragraph 3(b) above for the fiscal year in which Executive's employment is terminated, except that the amount of any such Annual Bonus otherwise payable pursuant to this paragraph 5(c) shall be pro rated on the basis of the number of days during such fiscal year that Executive was employed by the Company.

         (d) If the Employment Period is terminated by the Company for Cause or if Executive resigns for any reason other than as authorized in Section 4(b), Executive shall be entitled to receive only his Base Salary through the date of termination and the Company shall have no further liability whatsoever to Executive.

         (e) Except as otherwise expressly provided herein or as expressly required by applicable law (including under Section 4980B of the Internal Revenue Code of 1986, as amended), all of Executive's rights to fringe benefits and bonuses hereunder shall cease upon termination of the Employment Period.

6.       Confidential Information; Nonsolicitation.
         -----------------------------------------

         (a) Executive agrees to execute on the date hereof and to be bound as of the date hereof by the terms of the Company's form of confidentiality agreement attached hereto as Exhibit A.

         (b) Executive agrees that until the date which is one year after the termination of the Employment Period, he shall not directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the 180-day period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Company and Executive so as to avoid any disputes under this paragraph 6(b) that any such hiring within such 180-day period is in violation of clause (i) above), or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business, or to reduce the amount of business conducted, with the Company or such Subsidiary. In addition, during the Employment Period and thereafter, Executive shall not in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries.

7.       Company's Ownership of Intellectual Property.
         --------------------------------------------

         (a) Executive acknowledges that all Work Product is the exclusive property of the Company. Executive hereby assigns all right, title and interest in and to such Work Product to the Company. Any copyrightable work prepared in whole or in part by Executive will be deemed "a work made for hire" under
Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein.

         (b) The Company and Executive each acknowledge the applicability of
Section 2870 of the California Labor Code. Accordingly, the provisions of paragraph 7(a) shall not apply to, and the term "Work Product" shall not include, any invention that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company's or any Subsidiary's business, or to the actual or demonstrably anticipated research or development of the Company or any Subsidiary; or (ii) result from any work performed by Executive for the Company or any Subsidiary. Set forth on the attached "Excluded Inventions Schedule" are the inventions Executive believes meet the criteria for exclusion set forth above. Executive agrees to promptly advise the Company in writing of any inventions developed after the Effective Date which Executive believes meet the criteria for exclusion set forth above.

         (c) Executive shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect the Company's right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist the Company, at the Company's expense, to secure the Company's rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of Executive's mental or physical incapacity or for any other reason (including Executive's refusal to do so after request therefor is made by the Company) to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company pursuant to paragraph 7(a) above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company.

8.       Delivery of Materials Upon Termination of Employment. As requested by
         ----------------------------------------------------
the Company upon the termination of Executive's employment with the Company for any reason, Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Work Product in Executive's possession or within his control irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

9.       Subsequent Inventions. Executive understands and agrees that all
         ---------------------
Intellectual Property Rights made, conceived, developed, or reduced to practice by Executive, either alone or jointly with others, shall be disclosed to the Company by Executive for six (6) months following the termination of Executive's employment with the Company. Employee further agrees that all Intellectual Property Rights made, conceived, developed or reduced to practice within six (6) months following such termination shall be presumed to have been conceived during Executive's employment with the Company and with the use of the Company's Confidential Information, but such presumption may be overcome by Executive by a showing that such Intellectual Property Rights were conceived after such employment and without the use of any such Confidential Information. In the event Executive is not able to rebut such presumption and prove that such Intellectual Property Rights were conceived after such employment and without the use of Confidential Information, Executive agrees to assign all right, title and interest in such Intellectual Property Rights to the Company.

10.      Disclosure.  Following the termination of Executive's employment with
         ----------
the Company, Executive shall communicate the restrictions contained in this Agreement to any Person he intends to be employed by, provide consulting services to or otherwise represent. Executive hereby consents to the Company's communication of the restrictions contained in this Agreement to any such Person.

11.      Enforcement; Remedies.
         ---------------------

         (a) If, at the time of enforcement of the covenants contained in paragraphs 6, 7, 8, 9 or 10 (the "Protective Covenants"), a court shall hold that the duration or scope stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period or scope permitted by law; provided that in no event shall the duration or scope determined by such court exceed the duration or scope set forth in this Agreement. Executive has consulted legal counsel regarding the Protective Covenants and based on such consultation has determined and hereby acknowledges that the Protective Covenants are reasonable in terms of duration and scope and are necessary to protect the goodwill of the Company's business and the Confidential Information.

         (b) If Executive breaches, or threatens to commit a breach of, any of the Protective Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

             (i) The right and remedy to have the Protective Covenants specifically enforced by any court of competent jurisdiction (without the need to post a bond or other security), it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

             (ii) The right and remedy to require Executive to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transaction(s) constituting a breach of the Protective Covenants.

         (c) In the event of any breach or violation by Executive of any of the Protective Covenants, the time period of such covenant with respect to Executive (to the extent such covenant is limited in duration) shall be tolled until such breach or violation is resolved.

12.      Loss of Severance due to Competition.
         ------------------------------------

         (a) The Executive shall not during the Employment Period and during the period Executive is receiving any Severance Payment pursuant to paragraph 5(a) (the "Noncompete Period"), for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engage, directly or indirectly, either as an officer, director, employee, partner, consultant, individual proprietor, agent, or otherwise (including, but not limited to, as an owner or shareholder), in any business which (A) provides telecommunication services of the type provided during the Employment Period by the Company and any of its Subsidiaries (including, without limitation, (i) switched local service, (ii) switched long-distance service, (iii) dedicated transport services, (iv) co-locate and interconnect services and (v) data switched services and including, without limitation, telecommunication services of the type provided by the Company and any of its Subsidiaries to information service providers) or
(B)provides services of the type which the Company and any of its Subsidiaries have taken significant actions during the Employment Period to begin providing or of the type the Company or any of its Subsidiaries have indicated that they plan to begin providing in any business plan or similar document delivered to Executive during the Employment Period, in each case within any of the Restricted Territories (as defined below); provided that the restrictions set forth in this paragraph 12 shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded; and provided further that the restrictions set forth in this paragraph 12 shall not restrict the activities of Executive to the extent Executive has received the consent of the Board to such activities.

         (b) For purposes of this Agreement, "Restricted Territories" shall mean any states or comparable jurisdictions in which the Company or its Subsidiaries are engaged in business during the Employment Period or have taken significant actions to begin engaging in business during the Employment Period, including, but not limited to, such states or comparable jurisdictions located within the United States of America, Canada and Mexico. Executive acknowledges that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company's business.

         (c) If Executive breaches any of the provisions of this paragraph 12, Executive and the Company acknowledge and agree that the Company's sole remedy for such breach shall be the termination of the Severance Payments otherwise payable to Executive pursuant to paragraph 5(a) hereof.

C.       General Provisions.
         ------------------

13.      Definitions.
         -----------

         "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         "Cause" means (A) Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any of its Affiliates, Executive's perpetration or attempted perpetration of fraud, or Executive's participation in a fraud or attempted fraud, on the Company or any of its Affiliates or Executive's unauthorized appropriation of, or Executive's attempt to misappropriate, any tangible or intangible assets or property of the Company or any of its Affiliates; (B) Executive's conviction or commission of a felony or conviction for any crime involving acts which tend to insult or offend community moral standards or public decency or that materially and adversely affect the reputation or business activities of the Company or its Affiliates;
(C) Executive's substance abuse, including abuse of alcohol or use of illegal narcotics, or other illegal drugs or substances, for which Executive fails to undertake and maintain treatment within 15 days after requested by the Corporation; (D) Executive's refusal to carry out any lawful instructions of the Board of Directors that are the consistent with a reasonable, legitimate business purpose following receipt of written notice of such instructions from the Board of Directors; or (E) Executive's material breach of any provision of this Agreement that results in material harm to the Company, and which is incapable of cure or which is not cured within 15 days after written notice thereof to Executive.

         "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive's prior relationship with the Company or during the Employment Period and that relates to the business, products, services, research or development of the Company or its suppliers, distributors or customers. Confidential Information includes but is not limited to the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's suppliers, distributors and customers and their confidential information; (iii) trade secrets, know- how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information shall not include information that Executive can demonstrate: (a) is publicly known through no wrongful act or breach of obligation of confidentiality; (b) was lawfully known to Executive prior to the time Executive began rendering services to the Company and its predecessors; or (c) was rightfully received by Executive from a third party without a breach of any obligation of confidentiality by such third party.

         "Disability" means the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of Executive to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 60 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable good faith judgment of the Board.

         "Intellectual Property Rights" means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) and any copyrightable work, trade mark, trade secret or other intellectual property rights which relate to the Company's or any of its Subsidiaries' actual or anticipated business.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii)if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

         "Work Product" means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports, research and development of existing or future products or services which were or are conceived, reduced to practice, contributed to or developed or made by Executive (whether alone or jointly with others) while employed (both before and after the Effective Date) by the Company (or its predecessors, successors or assigns) and its Subsidiaries and all similar or related information (whether or not patentable or reduced to practice) and any copyrightable work, trade mark, trade secret or other intellectual property rights, any of which relate to the Company's or any of its Subsidiaries' actual or anticipated business.

14.      Survival.  The provisions set forth in paragraphs 6 through 32 of this
         --------
Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

15.      Notices. Any notice provided for in this Agreement shall be deemed to
         -------
have been given when delivered personally to the recipient, sent to the recipient by reputable express courier (charges prepaid), telecopied (with hard copy to follow) or 5 days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notice will be sent to Executive or to the Company at the address set forth below:

                 Notices to Executive:

                 Wallace W. Griffin
                 3673 Arrowhead Court
                 Stockton, CA 95219
                 Telephone: (209) 870-8000 (Home)


                 Notices to the Company:

                 Pac-West Telecomm, Inc.
                 1776 W. March Lane, Suite 250
                 Stockton, CA  95204
                 Attention: Secretary
                 Telephone: (209) 926-3333
                 Facsimile: (209) 926-4444

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or 5 days after mailed.

16.      Severability.  Whenever possible, each provision of this Agreement
         ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.      No Strict Construction. The language used in this Agreement shall be
         ----------------------
deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The use of the word "including" herein shall mean "including without limitation."

18.      Counterparts.  This Agreement may be executed in separate counterparts
         ------------
(including by means of telecopies signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19.      Choice of Law.  All issues and questions concerning the construction,
         -------------
validity, enforcement and interpretation of this Agreement and any schedules shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

20.      Consent to Personal Jurisdiction.  Executive hereby expressly consents
         --------------------------------
to the jurisdiction and venue of the Superior Court of the State of California in and for the County of San Joaquin or the District Court for the Eastern District of California for any lawsuit filed by either party arising from or relating to this Agreement.

21.      Complete Agreement.  This Agreement, those documents expressly referred
         ------------------
to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

22.      Successors and Assigns.  Except as otherwise provided herein, this
         ----------------------
Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, the Investors and their respective successors and assigns. The Investors shall be permitted to assign any and all of their rights pursuant to this Agreement to any other holder of Common Stock of the Company without obtaining the consent or approval of any other party hereto.

23.      Remedies.  Each of the parties to this Agreement will be entitled to
         --------
enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

24.      Amendment and Waiver.  The provisions of this Agreement may be amended
         --------------------
and waived only with the prior written consent of the Company and Executive.

25.      Business Days.  If any time period for giving notice or taking action
         -------------
hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the

Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above which shall be effective as of the Closing Date.

PAC-WEST TELECOMM, INC.



By: /s/ Sam Plum
    --------------------------------------------------


Name:  Sam Plum

Its: Compensation Committee Chair, Subject to ratification by Resolution of the Board of Directors



EXECUTIVE

 /s/ Wallace W. Griffin
-----------------------------------------------------

Wallace W. Griffin

                          EXCLUDED INVENTIONS SCHEDULE

                                      None.

                                       14